    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            IXC COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            DELAWARE                                                74-2644120
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                       5000 PLAZA ON THE LAKE, SUITE 200
                              AUSTIN, TEXAS 78746
                                 (512) 328-1112
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JEFFREY C. SMITH
                            IXC COMMUNICATIONS, INC.
                       5000 PLAZA ON THE LAKE, SUITE 200
                              AUSTIN, TEXAS 78746
                                 (512) 328-1112
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

                            MICHAEL P. WHALEN, ESQ.
                             KAREN C. GOODIN, ESQ.
                           MICHAEL G. MCKINNON, ESQ.
                               RIORDAN & MCKINZIE
                       695 TOWN CENTER DRIVE, SUITE 1500
                              COSTA MESA, CA 92626
                                 (714) 433-2900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
=============================================================================================================================
                                                                            PROPOSED          PROPOSED
TITLE OF EACH CLASS OF                                   AMOUNT TO BE   MAXIMUM OFFERING  MAXIMUM AGGREGATE     AMOUNT OF
  SECURITIES TO BE REGISTERED                             REGISTERED+    PRICE PER SHARE   OFFERING PRICE   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
7 1/4% Junior Convertible Preferred Stock Due 2007, par
  value $.01 per share................................. 1,400,000 shares      $128(1)       $179,200,000         $54,303
-----------------------------------------------------------------------------------------------------------------------------
                                                           5,967,604
Common Stock, par value $.01 per share.................     shares(2)          --                --                (3)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.................   97,481 shares     $27.69(4)        $2,699,249           $818
-----------------------------------------------------------------------------------------------------------------------------
         Total.........................................                                                          $55,121
=============================================================================================================================

 + Includes up to 400,000 shares of the Registrant's 7 1/4% Junior Convertible Preferred Stock Due 2007 (the "Convertible Preferred Stock") which may, at the option of the Registrant, be paid as dividends in kind on the Convertible Preferred Stock.

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based on the average of the bid and asked prices, $127 and $129, respectively, on August 6, 1997.

(2) Or such greater number of shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the Certificate of Designation governing the Convertible Preferred Stock.

(3) Pursuant to Rule 457(i) under the Securities Act, no additional filing is required with respect to the shares of Common Stock of the Registrant issuable upon conversion of the Convertible Preferred Stock.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices, $27 7/8 and $27 1/2, respectively, on August 6, 1997 as reported on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



PROSPECTUS (SUBJECT TO COMPLETION)
DATED AUGUST 12, 1997


                            IXC COMMUNICATIONS, INC.
     1,400,000 SHARES OF 7 1/4% JUNIOR CONVERTIBLE PREFERRED STOCK DUE 2007
          (LIQUIDATION PREFERENCE $100 PER SHARE) AND THE COMMON STOCK
               INTO WHICH THE PREFERRED STOCK IS CONVERTIBLE AND
                         97,481 SHARES OF COMMON STOCK

    This Prospectus relates to the offer and sale by (i) the Convertible Preferred Selling Holders (as defined herein) of (a) up to 1,400,000 shares of 7 1/4% Junior Convertible Preferred Stock Due 2007, par value $0.01 per share (the "Convertible Preferred Stock"), of IXC Communications, Inc., a Delaware corporation (the "Company") and (b) the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (including any shares of Common Stock resulting from an adjustment to the conversion price of the Convertible Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation (the "Certificate of Designation") governing the Convertible Preferred Stock) issuable upon conversion of the Convertible Preferred Stock and
(ii) the Telecom One Selling Holders (as defined herein,and together with the Convertible Preferred Selling Holders, the "Selling Holders") of 97,481 shares of Common Stock (the "Telecom One Common Stock"). The shares of Convertible Preferred Stock, the Common Stock issuable upon conversion of the Convertible Preferred Stock and the Telecom One Common Stock to which this Prospectus relates are collectively referred to as the "Securities"). The 1,400,000 shares of Convertible Preferred Stock includes 1,000,000 shares of Convertible Preferred Stock issued in the Original Offering (as defined herein) and up to 400,000 shares of Convertible Preferred Stock which may, at the option of the Company, be issued as payment of dividends in kind on the Convertible Preferred Stock. See "Selling Holders."

                            ------------------------

    The Common Stock is quoted on the Nasdaq National Market ("NNM") under the symbol ("IIXC"). On August 6, 1997, the last reported sale price of the Common Stock on the NNM was $27 7/8 per share. The Convertible Preferred Stock is traded in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL"). On August 6, 1997, the average of the bid and asked prices of the Convertible Preferred Stock was $128. Shares of Convertible Preferred Stock sold pursuant to this Prospectus will not be eligible for trading in the PORTAL Market. The Company does not intend to list the Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the Convertible Preferred Stock through any automated quotation system. Although the Initial Purchasers have advised the Company that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time and without prior notice. Accordingly, there can be no assurance that an active market for the Convertible Preferred Stock will develop or be maintained.

                            ------------------------

    Each share of Convertible Preferred Stock has a liquidation preference of $100. The Convertible Preferred Stock is convertible at the option of the holder at any time, unless previously redeemed, into Common Stock of the Company at a conversion price of $23.46 per share of Common Stock, subject to adjustment in certain events. The Convertible Preferred Stock is not redeemable prior to April 3, 2000. On or after such date, the Convertible Preferred Stock will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid dividends through the redemption date, provided that prior to April 1, 2002, the Convertible Preferred Stock will not be subject to redemption unless for any 20 trading days within the period of 30 consecutive trading days ending on the trading day immediately prior to the notice of redemption, the Closing Bid Price (as defined herein) for the Common Stock on the NNM equals or exceeds 150% of the then effective conversion price. The Convertible Preferred Stock is subject to mandatory redemption on March 31, 2007, at a redemption price of $100 per share plus accrued and unpaid dividends. Dividends on the Convertible Preferred Stock are cumulative from the April 1, 1997 (the "Original Offering Date") and are payable quarterly in arrears on each March 31, June 30, September 30 and December 31 commencing June 30, 1997 out of funds legally available therefor. Dividends payable prior to or on March 31, 1999 shall be, at the option of the Company, payable (i) in cash or (ii) through the issuance of additional shares of Convertible Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After March 31, 1999, to the extent and for so long as the Company is not permitted to pay cash dividends on the Convertible Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company shall pay dividends, which shall accrue at the rate per annum of 8 3/4%, through the issuance of additional shares of Convertible Preferred Stock. The Convertible Preferred Stock ranks junior to the Company's outstanding Series 3 Preferred Stock (as defined herein) and will rank on a parity with the Exchangeable Preferred Stock (as defined herein) with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up. At June 30, 1997, the aggregate liquidation preference of the Series 3 Preferred Stock, including accrued and unpaid dividends, was $20.0 million. See "Risk Factors -- Ranking; Ability to Pay Dividends on the Convertible Preferred Stock" and "Description of Convertible Preferred Stock."

                            ------------------------

    The Selling Holders may sell the Securities to which this Prospectus relates from time to time through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will receive no proceeds from the sale of the Securities. The Company will pay all expenses incident to the registration of the Securities offered hereby, except for selling commissions and underwriting discounts for the Selling Holders. The Selling Holders and any broker, dealer or underwriter that participates with the Selling Holders in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, information statements and other information concerning the Company are also available for inspection at the offices of the NNM, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Annual Report of the Company on Form 10-K (File No. 0-20803) for its fiscal year ended December 31, 1996;

          (2) The Company's Current Reports on Form 8-K dated February 27, 1997, March 6, 1997, March 26, 1997, April 1, 1997, July 3, 1997, July 29, 1997
     and August 5, 1997;

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (4) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended;

          (5) The description of the Common Stock contained in Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-4061);

          (6) The Company's definitive Proxy Statement for the Annual Meeting of Stockholders on May 6, 1997; and

          (7) All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Kelli McGlynn, Investor Relations Coordinator, IXC Communications, Inc., 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746, telephone number (512) 328-1112.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus the following factors should be considered carefully in evaluating an investment in the Convertible Preferred Stock or the Common Stock, which involves a high degree of risk. Statements contained in this Prospectus regarding the Company's expectations with respect to its network expansion, related financings and fiber sale and cost-saving agreements, future operations and other information, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "seek" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements. The discussions set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including risks and uncertainties, that could cause actual results to differ materially from results referred to in the forward-looking statements. There can be no assurance that the Company's expectations regarding any of these matters will be fulfilled. As used herein, unless the context otherwise requires, the "Company" refers to IXC Communication, Inc. and its subsidiaries, including predecessor corporations. Certain terms used herein are defined in the Glossary at page A-1.

POSSIBLE INABILITY TO COMPLETE THE PROPOSED EXCHANGEABLE PREFERRED OFFERING

     Although the Company is seeking to realize up to $200.0 million in gross proceeds from a proposed offering (the "Proposed Exchangeable Preferred Offering") of a new series of its junior exchangeable preferred stock due 2009 (the "Exchangeable Preferred Stock"), there can be no assurance that the Company will be successful in completing the Proposed Exchangeable Preferred Offering, or, if completed, in a sufficient amount so as to realize gross proceeds in such amount. The ability of the Company to complete the Proposed Exchangeable Preferred Offering is dependent on many factors, including the future prospects of the Company and its industry in general, sales, earnings and other financial and operating results of the Company in recent periods and market conditions. An inability to complete the Proposed Exchangeable Preferred Offering or an alternative financing would prevent or significantly delay the expansion of the Company's network (the "Network") and would have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

NEGATIVE CASH FLOW AND CAPITAL REQUIREMENTS

     The Company's capital expenditures were $140.9 million for the six months ended June 30, 1997 and the Company's EBITDA minus interest expense and capital expenditures (adjusted for the change in working capital) for such period was negative $113.5 million. The Company estimates that the total capital expenditures for 1997 will be at least $400.0 million and the Company expects to continue to make substantial capital expenditures thereafter. The Company anticipates meeting the cash requirements relating to such capital expenditures from cash on hand, the proceeds of the Proposed Exchangeable Preferred Offering, the anticipated proceeds from the sale of fiber to LCI (the "LCI Fiber Sale"), the anticipated proceeds from the sale of fiber to MCI (the "MCI Fiber Sale"), the Proposed Credit Facility (defined below), additional cost-saving arrangements, cash flow from its operations, the NTFC Equipment Facility (as defined) and other vendor financing, if available. The amount of actual capital expenditures may vary materially as a result of cost-saving arrangements, increases or decreases in the amount of traffic on the Network, unexpected costs, delays or advances in the timing of certain capital expenditures and other factors. The Company's ability to meet the cash costs of such capital expenditures is dependent upon the Company's ability to complete the construction of the Network expansion in a timely manner and otherwise perform its obligations to the satisfaction of each of LCI and MCI so that it can complete the LCI Fiber Sale and the MCI Fiber Sale, to enter into cost-saving arrangements with carriers or other large users of fiber capacity, to otherwise raise significant capital and/or to significantly increase its cash flow. The failure of the Company to accomplish any of the foregoing may significantly delay or prevent such capital expenditures, which would have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

     The Company's switched services business will require cash to meet operating expenses. In order to offer switched long distance services, the Company installed switches, connected them to its Network and to the LECs (as defined), acquired software and hired the personnel needed to establish a national switched network. The Company's switched services business generated negative EBITDA for each of the four quarters of 1996. EBITDA from switched services remained negative in the first two quarters of 1997 and the Company believes it is likely to remain negative for the balance of the year, due to, among other things, higher-than-anticipated access costs and uneven traffic patterns creating high network overflow costs. Although the Company is attempting to control such costs and improve EBITDA from switched services, there is no assurance it will be successful in doing so. The Company expects that the Network expansion will result in an improvement in the EBITDA generated by its switched services business. For a discussion of important factors that could cause the Company's switched services business to fail to generate positive EBITDA, see
"-- Development Risks and Dependence on Switched Services Business."

     The Company is required to make annual interest payments of $35.6 million with respect to the Company's outstanding $285.0 million principal amount of the 12 1/2% Senior Notes Due 2005 (the "Senior Notes"). The Company will also be required to make interest payments and, beginning December 31, 1997, principal payments in connection with borrowings under a secured equipment financing facility of up to $28.0 million entered into with NTFC Capital Corporation, an affiliate of Northern Telecom Inc. ("Nortel"), in July 1997 (the "NTFC Equipment Facility"). In addition, the Company will also be required to make interest payments with respect to the Proposed Credit Facility, if obtained, and dividend payments with respect to the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock (the "Series 3 Preferred Stock"), the Convertible Preferred Stock and the Exchangeable Preferred Stock. Delays in the Network expansion, larger than anticipated capital expenditures for the Network or continued negative cash flow from the switched services business could impair the ability of the Company to meet its obligations under the Senior Notes and other indebtedness, to pay cash dividends on the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock and to access additional sources of funding, any of which would have a material adverse effect on the Company and the value of the Convertible Preferred Stock and the Common Stock. See "-- Risks Relating to the Network Expansion," and "-- Development Risks and Dependence on Switched Services Business."

     The Company anticipates that following the Proposed Exchangeable Preferred Offering, and in the event that it is unable to enter into the Proposed Credit Facility, obtain vendor financing on acceptable terms or consummate the MCI Fiber Sale and the LCI Fiber Sale, it will be required to (x) sell additional equity and/or debt securities in order to complete its planned Network expansion or (y) curtail or delay its planned Network expansion. Furthermore, before incurring additional indebtedness, the Company may be required to obtain the consent of its debtholders. The Company's failure to obtain additional financing or, in the alternative, its decision to curtail or delay its planned network expansion could have a material adverse effect on its business, results of operations and financial condition. The cash requirements described above do not include any cash which may be required for acquisitions the Company may make.

RANKING; ABILITY TO PAY DIVIDENDS ON THE CONVERTIBLE PREFERRED STOCK

     The Convertible Preferred Stock ranks senior to the Common Stock and will rank on parity with the Exchangeable Preferred Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. The Convertible Preferred Stock ranks junior to the Series 3 Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

     The ability of the Company to pay any dividends is subject to applicable provisions of state law and to pay cash dividends on the Convertible Preferred Stock after March 31, 1999 and on the Exchangeable Preferred Stock after February 15, 2001, will be subject to the terms of the Senior Notes Indenture (as defined), the Series 3 Preferred Stock and any other indebtedness of the Company then outstanding. The terms of the Senior Notes Indenture currently prohibit the Company from paying cash dividends on any preferred stock, including the Convertible Preferred Stock. The ability of the Company in the future to pay cash dividends on the Convertible Preferred Stock will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA and Consolidated Net Worth (as defined in the Senior Notes Indenture). There can be no assurance that the Company will be able to meet such financial criteria in order to pay cash dividends on the Convertible Preferred Stock. Moreover, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Convertible Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Convertible Preferred Stock.

     The holders of Series 3 Preferred Stock, subject to the terms of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. In addition, the holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to applicable provisions of state law and the limitations of the Restated Certificate and in the Senior Notes Indenture, in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment.

     Although dividends on the Convertible Preferred Stock may be made, at the option of the Company, in cash or with additional shares of Convertible Preferred Stock, all accrued dividends on the Series 3 Preferred Stock must be paid in cash before the Company can pay any cash dividends in respect of the Convertible Preferred Stock. In addition, the Convertible Preferred Stock prohibits the payment of cash dividends on pari passu preferred stock (including the Exchangeable Preferred Stock) unless and until cash dividends are being paid on the Convertible Preferred Stock.

SUBSTANTIAL INDEBTEDNESS; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES, INCLUDING DIVIDENDS ON THE CONVERTIBLE PREFERRED STOCK

     Following the consummation of the Proposed Exchangeable Preferred Offering, the Company will remain highly leveraged. As of June 30, 1997, the Company had outstanding approximately $300.7 million of long-term debt and capital lease obligations (including the current portion thereof) principally related to its outstanding $285.0 million principal amount of the Senior Notes. The Proposed Exchangeable Preferred Offering will result in a ratio of debt and redeemable preferred stock to stockholders' equity for the Company which will be significantly higher than that which presently exists. Furthermore, the Company may borrow up to $28 million under the NTFC Equipment Facility. In addition, the Company is engaged in discussions with potential lenders regarding a revolving credit facility (the "Proposed Credit Facility"). The Company anticipates that borrowings under the Proposed Credit Facility would be available with respect to a percentage of its eligible accounts receivable. Although the total availability under the Proposed Credit Facility will vary from time to time according to the aggregate amount of eligible accounts receivable, the Company anticipates that the lender will impose a limit on borrowings under the Proposed Credit Facility. There can be no assurance that the Company will obtain the Proposed Credit Facility on favorable terms, if at all.

     Simultaneously with the Proposed Exchangeable Preferred Offering, the Company is soliciting consents from the holders of the Senior Notes to permit, among other things, the incurrence by the Company of additional indebtedness which, if permitted, could be substantial.

     The Company's significant debt burden could have several important consequences to the holders of the Common Stock and the Convertible Preferred Stock, including, but not limited to: (i) a significant portion of the Company's cash flow from operations must be used to service its debt instead of being used in the Company's business; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's flexibility to obtain additional financing in the future, as needed to continue the Network expansion or for any other reason, may be impaired by the amount of debt outstanding and the restrictions imposed by the covenants contained in the indenture for the Senior Notes (the "Senior Notes Indenture") and in agreements relating to other indebtedness; (iv) a substantial portion of the indebtedness of the Company will mature in accordance with its terms prior to the mandatory redemption of the Convertible Preferred Stock; and (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage. There can be no assurance that the Company's cash flow from operations will be sufficient to meet its obligations under the Senior Notes or other indebtedness or the Series 3 Preferred Stock, the Convertible Preferred Stock or the Exchangeable Preferred Stock as payments become due or that the Company will be able to refinance the Senior Notes or other indebtedness at maturity or the Convertible Preferred Stock or the Exchangeable Preferred Stock upon mandatory redemption.

     The Company anticipates that earnings will be insufficient to cover fixed charges and preferred stock dividends for the next several years. In order for the Company to meet its debt and dividend service obligations, and its dividend and redemption obligations with respect to the Convertible Preferred Stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be sufficient to enable the Company to meet its debt and dividend service obligations, and its dividend and redemption obligations with respect to the Convertible Preferred Stock. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that the Company would be successful in raising such financing.

RECENT AND EXPECTED LOSSES

     The Company reported a net loss of $37.4 million for the year ended December 31, 1996 and a net loss of $48.7 million for the six months ended June 30, 1997. The Company does not expect to generate net income in 1997, due to substantial interest expense associated with the Senior Notes and operational expenses associated with the switched long distance business. Thereafter, the Company's ability to generate operating income, EBITDA and net income will depend to a great extent on demand for the private line circuits constructed in the Network expansion and the success of the Company's switched long distance and data services. There can be no assurance that the Company will return to profitability in the future. Failure to generate operating income, EBITDA and net income will impair the Company's ability to: (i) meet its obligations under the Senior Notes or other indebtedness; (ii) pay cash dividends on the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock; (iii) expand its switched services business; and (iv) raise additional equity or debt financing which will be necessary to continue the Network expansion or which may be required for other reasons. Such events could have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

EFFECT OF SUBSTANTIAL ADDITIONAL INDEBTEDNESS ON THE COMPANY'S ABILITY TO MAKE PAYMENTS ON THE CONVERTIBLE PREFERRED STOCK

     The Senior Notes Indenture and the Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of network routes and purchase of network electronics. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Convertible Preferred Stock (to the extent that such additional indebtedness represents senior indebtedness). The debt service requirements of any additional senior indebtedness would make it more difficult for the Company to pay cash obligations with respect to the Convertible Preferred Stock.

RISKS RELATING TO THE NETWORK EXPANSION; MAINTENANCE OF NETWORK, RIGHTS-OF-WAY AND PERMITS

     The continuing Network expansion is an essential element of the Company's future success. The Company has, from time to time, experienced delays with respect to the construction of certain portions of the Network expansion and may experience similar delays in the future. These delays have delayed the Company's ability to transfer long distance traffic from leased facilities to owned facilities. Although the Company has made significant progress, right-of-way acquisition for, and construction of, the New York to Los Angeles via St. Louis route is not yet complete. The Company has substantial existing commitments to purchase materials and labor for construction of the Network expansion, and will need to obtain additional materials and labor which may cost more than anticipated. Substantial segments of the route from New York to Los Angeles via St. Louis and all of the route from Washington to Houston via Atlanta are being constructed by contractors or, pursuant to cost-saving arrangements, by third parties that will include the Company's fiber in routes such carriers are constructing for their own use. Difficulties or delays with respect to any of the foregoing may significantly delay or prevent the completion of the Network expansion, which would have a material adverse effect on the Company, its financial results and the value of the Common Stock and the Convertible Preferred Stock.

     The expansion of the Company's Network and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and required permits from railroads, utilities and governmental authorities on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. Once expansion of the Network is completed and requisite rights and permits are obtained, there can be no assurance that the Company will be able to maintain all of its existing rights and permits. Loss of substantial rights and permits or the failure to enter into and maintain required arrangements for the Company's Network could have a material adverse effect on the Company's business, financial condition and results of operations and on the value of the Common Stock and the Convertible Preferred Stock.

CONTRACTS CONTINGENT UPON SATISFACTORY COMPLETION OF NETWORK EXPANSION

     In December 1996, the Company entered into an agreement with Vyvx whereby the parties will exchange the rights to use fibers. The parties are required to complete their routes by December 31, 1997, with penalties taking effect in July 1998 if one party, but not the other, has failed to complete its route. Although the Company anticipates that it will complete its route in time to avoid any penalty, there can be no assurance in this regard. Such penalties increase from $400,000 per month commencing in July 1998 to $800,000 per month commencing in October 1998. The Company entered into a significant agreement with a major long distance carrier that will obtain private line services from the Company utilizing routes included in the Network expansion, including routes under construction. Under this contract, the Company will supply DS-3 circuits for aggregate revenues of over $24.0 million during 1997-1998. Delays in completion of such routes could result in cancellation of orders under such contract. In February 1997, the Company entered into an agreement with respect to the LCI Fiber Sale. The agreement provides for (i) the Company to issue credits to LCI in the amount of $3.00 per route mile per day on uncompleted sections if the route is not completed by September 1, 1997 and (ii) the Company to provide OC-48 capacity to LCI along uncompleted sections (which capacity may have to be obtained by the Company from other carriers) if the route is not completed by December 1, 1997. The Company expects that, although the route from Chicago to Dallas will be delivered to LCI prior to the incurrence of any obligation to give substantial credits to LCI, the route from Dallas to Los Angeles will not be completed until late 1997. The Company does not expect the effect of giving LCI credits or capacity along this route will be material. In March 1997, the Company entered into an agreement with respect to the MCI Fiber Sale. The agreement provides for the Company to issue a credit to MCI of $100 per route mile per month along any incomplete route segment, commencing January 1, 1998.

     There can be no assurance that the Company will be able to complete the expansion routes without significant delays or penalties, within its budget or at all. Any significant delay in, or the Company's inability to complete, the Network expansion would have a material adverse effect on the Company's ability to perform its obligations pursuant to the above contracts and on its business, financial condition and results of operations and on the value of the Common Stock and the Convertible Preferred Stock.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its Network. The Company's Network and networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other disruptions which may cause interruptions in service or reduced capacity for customers and which could have a material adverse effect on the Company's business, financial condition and results of operations and on the value of the Common Stock and the Convertible Preferred Stock.

PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

     The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984. The Company believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, the Company anticipates that prices for its services will continue to decline over the next several years. The Company is aware that certain long distance carriers (WorldCom, MCI, LCI and others) are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are considering the construction of new fiber optic and other long distance transmission networks. Although the Company believes that there are significant barriers to entry for some new entrants that may consider building a new fiber optic network, such as substantial construction costs and the difficulty and expense of securing appropriate rights-of-way, establishing and maintaining a sufficient customer base, recruiting and retaining appropriate personnel and maintaining a reliable network, certain of these barriers may not apply to some new entrants (such as Qwest, utility companies or railroads which already have significant rights-of-way). Since the cost of the actual fiber is a relatively small portion of the cost of building new transmission lines, companies building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's business. If industry capacity expansion results in capacity that exceeds overall demand in general or along any of the Company's routes, severe additional pricing pressure could develop. As a result, certain industry observers have predicted that, within a few years, there may be dramatic and substantial price reductions and that long distance calls will not be materially more expensive than local calls. Price reductions could have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

DEVELOPMENT RISKS AND DEPENDENCE ON SWITCHED SERVICES BUSINESS

     The success of the Company in the switched services business is dependent on the Company's ability to generate significant customer traffic, to manage an efficient switched long distance network and related customer service and the timely completion of the Network expansion. Prior to 1996 the Company had not previously managed a switched long distance network and there can be no assurance that its switched services business can generate positive EBITDA or net income. The failure of the Company to generate increased customer traffic, to complete these routes in a timely manner, or to effectively manage the switched network and related customer service or to generate positive EBITDA or net income from the switched services business would have a material adverse effect on the Company. The Company's switched services business will require cash to meet its operating expenses. The Company's switched services business generated negative EBITDA for each of the four quarters of 1996. EBITDA from switched services remained negative in the first two quarters of 1997 and the Company believes it is likely to remain negative for the balance of the year, due to higher-than-anticipated access costs and uneven traffic patterns creating high network overflow costs. Although the Company is attempting to control such costs and improve EBITDA from switched services, there is no assurance it will be successful. The Company expects that the Network expansion will result in an improvement in the gross margins and EBITDA generated by its switched services business. The Company has experienced and expects to continue to experience difficulties in commencing services for end users of carrier customers. Although the Company believes that its performance with respect to these matters has met or exceeded industry norms, such difficulties may adversely affect the Company's relationships with its customers.

     Important factors that could cause the Company's switched services business to fail to generate positive EBITDA include changes in the businesses of the Company's reseller customers, an inability to attract new customers or to quickly transfer new customers to its Network without problems, the loss of existing customers, problems in the operation of the switched network, the Company's lack of experience with switched services, increases in operating expenses or other factors affecting the Company's revenue or expenses, including delays in the construction of the Network expansion and increased expenses related to access charges and network overflow, not all of which are capable of control by the Company. If traffic does not increase and costs are not adequately controlled there can be no assurance that the switched long distance business will ever generate positive EBITDA. In addition, to the extent that LECs grant volume discounts with respect to local access charges, the Company may have a cost disadvantage versus the larger carriers. Furthermore, the credit risk for the Company's switched services business is substantially greater than the credit risk for the Company's private line business, because switched long distance customers will be charged in arrears on the basis of MOUs (which are frequently subject to dispute), and because many switched long distance customers (in particular, resellers of debit card services) are not as well capitalized as most of the Company's private line customers.

RISKS INHERENT IN RAPID GROWTH

     Part of the Company's strategy is to achieve rapid growth through expanding its switched services business and through completing the Network expansion. In addition, the Company may from time to time make acquisitions of resellers which it believes provide a strategic fit with its business and Network. See
"-- Integration of Acquired Business; Business Combinations; Change of Control." The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management, technical, information and accounting resources. See "-- Dependence on Billing, Customer Services and Information Systems." Continued rapid growth would require: (i) the retention and training of new personnel;
(ii) the satisfactory performance by the Company's customer interface and billing systems; (iii) the development and introduction of new products; and
(iv) the control of the Company's expenses related to the expansion into the switched services business and the Network expansion. The failure by the Company to satisfy these requirements, or otherwise to manage its growth effectively, would have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for the Company's historical lines of business have been produced largely in-house with partial reliance on third-party vendors. These systems have generally met the Company's needs due in part to the low volume of customer billing. As the Company's long distance operation continues to expand, the need for sophisticated billing and information systems will increase significantly. The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify all of its information and processing needs, failure of the Company's related processing or information systems or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and on its results of operations and on the value of the Common Stock and the Convertible Preferred Stock.

INTEGRATION OF ACQUIRED BUSINESSES; BUSINESS COMBINATIONS

     As part of its growth strategy, the Company acquired Telecom One, a switchless reseller, in July 1997 and may, from time to time, acquire businesses, assets or securities of companies which it believes provide a strategic fit with its business and Network. Although the Company currently has no commitments or agreements with respect to any possible acquisitions, it has reviewed potential acquisition candidates and has held preliminary discussions with a number of these candidates. Any such acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the companies, the potential disruption to the business of the Company, the potential diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if an acquisition is accounted for as a purchase and dilution to the stockholders of the Company if the acquisition is made for stock. Any acquired businesses will need to be integrated with the Company's existing operations. This will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible with the Company's existing systems. The Company has limited expertise dealing with these problems. In addition, persons receiving Common Stock in an acquisition may sell such stock, which could have a negative impact on the market price of the Common Stock. There can be no assurance that services, technologies or businesses of acquired companies will be effectively assimilated into the business or product offerings of the Company or that they will contribute to the Company's revenues or earnings to any material extent. The risks associated with acquisitions could have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

RELIANCE ON MAJOR CUSTOMERS

     The Company's ten largest customers in 1996 accounted for approximately 70% of its revenues, with Excel, WorldCom and Frontier as its three largest customers. Excel first became a customer in 1996 and accounted for 35% of the Company's revenues (69% of the Company's switched long distance revenues) during 1996. During 1994, 1995 and 1996, WorldCom accounted for approximately 25%, 20% and 8% respectively, of the Company's revenues (the Company derived no revenues from capacity-exchange arrangements with WorldCom in 1994, and approximately 4% and 3% of its revenues from such arrangements with WorldCom in 1995 and 1996, respectively) and Frontier (including Allnet) accounted for 23%, 21% and 10%, respectively, of the Company's revenues.

     Many of the Company's arrangements with large customers do not provide the Company with guarantees that customer usage will be maintained at current levels. In addition, construction by certain of the Company's customers of their own facilities or further consolidations in the telecommunications industry involving the Company's customers would lead such customers to reduce or cease their use of the Company's services which could have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

     The Company's strategy for establishing and growing its switched long distance business is based in large part on its relationship with Excel. The failure by the Company to fulfill its obligations to provide a reliable switched network for use by Excel or the failure by Excel: (i) to fulfill its obligations to utilize the Company's switched long distance services (even though such failure could give rise in certain circumstances to claims by the Company); (ii) to utilize the volume of MOUs that the Company expects it to utilize or (iii) to maintain and expand its business, could result in a material adverse effect on the Company.

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon LECs to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services and facilities, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. Any such difficulty in obtaining such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide products and components that comply with various Internet and telecommunications standards, interoperate with products and components from other vendors and fulfill their intended function as a part of the network infrastructure. Any failure of the

Company's suppliers to provide such products could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The telecommunications industry is highly competitive. Many of the Company's competitors and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than those of the Company and a far more extensive transmission network than the Company. Such competitors may build additional fiber capacity in the geographic areas to be served by the Network expansion. Qwest has announced that it is building a new nationwide long distance fiber optic network and Frontier has announced that it will pay $500 million to obtain fibers in Qwest's network. In addition, many telecommunications companies are acquiring switches and users of switches will have an increasing number of alternative providers of switched long distance services. The Company competes primarily on the basis of pricing, availability, transmission quality, customer service (including the capability of making rapid additions to add end users and access to end-user traffic records) and variety of services. The ability of the Company to compete effectively will depend on its ability to maintain high-quality services at prices generally equal to or below those charged by its competitors.

     An alternative method of transmitting telecommunications traffic is through satellite transmission. Satellite transmission is superior to fiber optic transmission for distribution communications, for example, video broadcasting. Although satellite transmission is not preferred to fiber optic transmission for voice traffic in most parts of the United States because it exhibits a slight (approximately one-quarter-second) time delay, such delay is not important for many data-oriented uses. In the event the market for data transmission grows, the Company will compete with satellite carriers in such market. Also, at least one satellite company, Orion Network Systems, Inc., has announced its intention to provide Internet access services to businesses through satellite technology.

     The Company competes with large and small facilities-based interexchange carriers as well as with other coastto-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom). The Company is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Company's Network. Upon completion of the Company's Network, each of Qwest, Frontier and GTE will have a fiber network similar in geographic scope and potential operating capability to that of the Company. The Company also sells switched services to both facilities-based carriers and nonfacilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCI, Sprint, WorldCom and certain regional carriers. The Company competes in its markets on the basis of price, transmission quality, network reliability and customer service and support. The ability of the Company to compete effectively in its markets will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors many of whom have extensive experience in the long distance market. In addition, the Telecom Act of 1996 (as defined) will allow the RBOCs and others to enter the long distance market. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in its markets. Failure by the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Related to Technological Change."

     On February 15, 1997, the United States Trade Representative designate announced that an agreement had been reached with World Trade Organization ("WTO") countries to open world telecommunications markets to competition. The agreement, known as the WTO Basic Telecommunications Services Agreement ("WTO Agreement"), is scheduled to become effective on January 1, 1998. The WTO Agreement will provide U.S. companies with foreign market access for local, long distance, and international services, either on a facilities basis or through resale of existing network capacity. The WTO Agreement also provides that U.S. companies can acquire, establish or hold a significant stake in telecommunications companies around the world. Conversely, foreign companies will be permitted to enter domestic U.S. telecommunications markets and acquire ownership interest in U.S. companies. On June 4, 1997, the FCC initiated a rulemaking proceeding to bring FCC policies and procedures into conformance with the WTO Agreement. Therefore, foreign telecommunications companies could also be significant new competitors to the Company or the Company's customers.

DEPENDENCE ON KEY PERSONNEL

     The Company's businesses are managed by a small number of key executive officers, the loss of whom could have a material adverse effect on the Company. The Company believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The loss of one or more members of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of the Company's financial, expansion, marketing and other objectives.

DEVELOPMENT RISKS OF THE FRAME RELAY AND ATM TRANSMISSION BUSINESS

     The Company began offering Frame Relay, ATM and other data transmission services during the first quarter of 1997. Although the Company has not yet made a material investment for, or generated material revenues from, this business, the Company believes that data transmission services present a promising opportunity for the Company. To succeed in providing these services, the Company must compete with AT&T, MCI, Sprint, WorldCom and other large competitors. In addition, the Company expects that it will be necessary to continue to make upgrades to its Network (in advance of related revenues) to be competitive in providing these services. The provision of data transmission services involves technical issues with which the Company has very limited experience. In addition, the provision of these services must be successfully integrated with the Company's existing businesses. To the extent the Company does not successfully compete in providing these services, it will not realize a return on its investment in data switches and other equipment and it will not benefit from the growth, if any, in demand for these services. A failure to successfully compete in data transmission services could have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock.

RECENT LEGISLATION AND REGULATORY UNCERTAINTY

     Certain of the Company's operations are subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). In addition, certain of the Company's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, the Company's operations could have a material adverse affect on the Company and the Common Stock and the Convertible Preferred Stock. In 1996 the federal government enacted the Telecommunications Act of 1996 (the "Telecom Act of 1996"), which, among other things, allows the RBOCs and others to enter the long distance business. Entry of the RBOCs or other entities such as electric utilities and cable television companies into the long distance business may have a negative impact on the Company or its customers. The Company anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized;
(ii) already have substantial end-user customer bases; and/or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long distance business would mean that the Company and its customers would face substantially increased competition. This could have a material adverse effect on the Company and the value of the Common Stock and the Convertible Preferred Stock. On July 18, 1997, in Iowa Utilities Board v. FCC, the United States Court of Appeals for the Eighth Circuit invalidated key portions of the FCC's August 29, 1996 interconnection order, which the FCC had adopted to facilitate the emergence of local exchange competition. Although the FCC has announced that it will seek Supreme Court review of the Eighth Circuit's ruling, the further emergence and development of local exchange competition may likely be delayed as a result. Consequently, the Company and its customers may not benefit as quickly from the lower access costs that might otherwise have resulted had competition in the provision of local access services not been thus delayed. Further, the FCC has issued orders relating to universal service funding by interstate telecommunications carriers, and to the access charges the Company and its customers are required to pay to LECs. These orders have been appealed. The outcomes of the appeals, and the outcomes of future FCC proceedings on these issues, are impossible to predict. In addition, the Telecom Act of 1996 provides that state proceedings may in certain instances determine access charges the Company and its customers are required to pay to the LECs. There can be no assurance that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on the Company or its customers.

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the Telecom Act of 1996, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, this provision was recently found to be unconstitutional by the United States Supreme Court in American Civil Liberties Union v. Janet Reno. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of such state requirements remains unsettled at this time. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one such case, the court ruled that an Internet access provider is not directly liable for copies that are made and stored on its computer but may be held liable as a contributing infringer where, with knowledge of the infringing activity, the Internet access provider induces, causes or materially contributes to another person's infringing conduct. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering the service altogether.

RISKS RELATED TO TECHNOLOGICAL CHANGE

     The market for the Company's telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new service opportunities and develop and bring new services to market. The Company is also at risk from fundamental changes in the way telecommunications services are marketed and delivered. The Company's data communications service strategy assumes that technology such as Frame Relay and ATM protocols, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocols and transport infrastructure for data communications services. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies, could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

     In addition, recent technological advances that show the potential to greatly expand the capacity of existing and new fiber optic cable, which could greatly increase supply, could have a material adverse effect on the Company.

CONCENTRATION OF STOCK OWNERSHIP

     GEPT beneficially owns approximately 26.9% of the outstanding Common Stock of the Company, Grumman Hill Investments, L.P. ("GHI") and Richard D. Irwin together beneficially own approximately 22.6% of the outstanding Common Stock, and three of the members of senior management and their affiliates beneficially own approximately 18.4% of the outstanding Common Stock. Such stockholders also control a majority of the Series 3 Preferred Stock and GEPT owns 30.0% of the Convertible Preferred Stock. As a result, certain of these stockholders, if they act together, generally would be able to elect a majority of directors elected by the holders of the Common Stock (and the director elected by the holders of the Series 3 Preferred Stock) and exercise control over the business, policies and affairs of the Company, and would have the power to approve or disapprove most actions requiring stockholder approval, including amendments to the

Company's charter and by-laws, certain mergers or similar transactions and sales of all or substantially all of the Company's assets (subject to approval of the holders of Convertible Preferred Stock to the extent required by applicable law). This concentration of stock ownership could have the effect of delaying or preventing a change of control of the Company or the removal of existing management and may discourage attempts to do so.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has fluctuated over a broad range since the completion of the Company's initial public offering in July 1996. The trading price of the Common Stock is subject to wide fluctuations in response to numerous factors, including, but not limited to, quarterly variations in operating results of the Company or any of its principal customers, competition, announcements of technological innovations or new products or pricing by the Company or its competitors, product enhancements by the Company or its competitors, regulatory changes, any difference between actual results and results expected by investors and analysts, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Convertible Preferred Stock and the Common Stock.

ABSENCE OF PUBLIC MARKET FOR THE CONVERTIBLE PREFERRED STOCK ON RESALE

     Prior to the resale of the Convertible Preferred Stock pursuant to this Prospectus, the Convertible Preferred Stock was eligible for trading in the PORTAL Market. Convertible Preferred Stock sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. Furthermore, the Company does not currently intend to list the Convertible Preferred Stock resold pursuant to this Prospectus on any securities exchange or seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Convertible Preferred Stock resold pursuant to this Prospectus.

     Although the Initial Purchasers have advised the Company that they intend to make a market in the Convertible Preferred Stock, they are not obligated to do so and may suspend any such market-making activities at any time without prior notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance that any market for the Convertible Preferred Stock will develop or, if one does develop, that it will be maintained. If an active market for the Convertible Preferred Stock fails to be sustained, the trading price of such Convertible Preferred Stock could be materially adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE

     As of July 1, 1997, approximately 21 million shares of the Common Stock beneficially owned by the Company's officers and directors and GEPT are "restricted securities" and may in the future be sold in compliance with Rule 144 adopted under the Securities Act. In addition, at the end of 1999, the Company will be required to pay the Telecom One Selling Holders additional shares of Common Stock, depending on the future revenues of Telecom One and the balance sheet of Telecom One at the end of 1999. Although the Company cannot presently determine the number of shares to be paid to the Telecom One Selling Holders, the Company believes it is unlikely to exceed 200,000 shares. In addition, the Telecom One Selling Holders have been granted registration rights with respect to the shares of Common Stock to be issued by the Company in 1999 for such acquisition. See "Description of Capital Stock -- Registration Rights." All of the shares of Common Stock issued to Telecom One shareholders will also be "restricted securities" and may be sold in compliance with Rule 144. Rule 144 generally provides that beneficial owners of Common Stock who have held such Common Stock for one year may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale. All, or substantially all, of the approximately 21 million shares of restricted Common Stock held by the Company's officers and directors and GEPT, including the 840,053 shares of Common Stock issued to GEPT in a private placement which occurred simultaneously with the closing of the initial public offering of the Company's Common Stock (the "IPO") on July 9, 1996 (the "GEPT Private Placement"), has met the one-year holding period requirement under Rule 144, and can be sold subject to the conditions of Rule 144. As of July 1, 1997, the Convertible Preferred Stock was convertible into approximately 4.3 million shares of Common Stock at the option of the holders at any time after 60 days from the Original Offering Date. Future sales of Common Stock or the perception that such sales may occur could negatively impact the market price of the Common Stock. In connection with the GEPT Private Placement, GEPT and certain other stockholders were granted registration rights with respect to all the shares of Common Stock owned by them (a total of approximately 19.5 million shares), which demand registration rights became exercisable on May 15, 1997. The Company has registered 1,212,450 shares, 2,121,787 shares and 67,900 shares of Common Stock for issuance to its employees, directors, consultants and advisors under the Company's 1994 Stock Plan, 1996 Stock Plan and Special Stock Plan, respectively. As of June 30, 1997, options to purchase an aggregate of 2,059,426 shares of Common Stock were outstanding under the 1994 Stock Plan, the 1996 Stock Plan and the Special Stock Plan.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The Company's ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

       THE COMPANY'S
 PREDECESSOR -- HISTORICAL
----------------------------
PERIOD FROM     PERIOD FROM                                                       FOR THE
 JANUARY 1       AUGUST 14                                                       SIX MONTHS
  THROUGH         THROUGH              FOR THE YEAR ENDED DECEMBER 31,             ENDED
 AUGUST 14,     DECEMBER 31,     -------------------------------------------      JUNE 30,
    1992            1992           1993       1994       1995         1996          1997
------------    ------------     --------     ----     --------     --------     ----------
 $(24,484)        $ (7,642)      $(55,735)    1.4x     $(12,348)    $(47,355)     $(54,584)

     For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on the Series 3 Preferred Stock, and dividends on the Convertible Preferred Stock. Where earnings are inadequate to cover fixed charges and preferred stock dividend requirements, the deficiency is shown.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities. The Securities are being sold by the Selling Holders. All of the expenses incurred in connection with the registration of the Securities offered hereby will be paid by the Company, except for selling commissions and underwriting discounts.

                                SELLING HOLDERS

CONVERTIBLE PREFERRED SELLING HOLDERS

     The Convertible Preferred Stock was originally issued by the Company and sold (the "Original Offering") to Credit Suisse First Boston Corporation and Dillon, Reed & Co., Inc. (the "Initial Purchasers") on April 1, 1997 at a purchase price of $100 per share, and was thereafter sold by the Initial Purchasers from time to time in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to certain "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (4), (5), (6) or (7) under the Securities Act) or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

     The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders (the "Convertible Preferred Selling Holders") of the Convertible Preferred Stock (including shares of Common Stock issuable upon conversion of the Convertible Preferred Stock) the opportunity to sell their Securities in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a Convertible Preferred Selling Holder must notify the Company of its intention to sell Securities and provide such other information concerning the Convertible Preferred Selling Holder and the Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any Convertible Preferred Selling Holder until such a request has been made and until any supplement for the Prospectus has been filed or an amendment to the Registration Statement of which this Prospectus is a part has become effective. Additional Convertible Preferred Selling Holders will be added to the Prospectus upon such Convertible Preferred Selling Holder's request and provision of the requested information to the Company. The Company will from time to time supplement or amend the Prospectus to the Registration Statement, as applicable, to add additional Convertible Preferred Selling Holders and to reflect the required information concerning any Convertible Preferred Selling Holders. The Convertible Preferred Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Preferred Stock and any Common Stock issued upon conversion of the Convertible Preferred Stock.

     The following table sets forth information with respect to the Convertible Preferred Selling Holders as of August 1, 1997. The Convertible Preferred Selling Holders may, from time to time, also receive additional shares of Convertible Preferred Stock in the event payment of dividends on the Convertible Preferred Stock is made with additional shares of Convertible Preferred Stock which may also be offered and sold pursuant to this Prospectus.

                                                                       NUMBER OF SHARES
                                                                        OF CONVERTIBLE
                    CONVERTIBLE PREFERRED SELLING HOLDERS              PREFERRED STOCK
        -------------------------------------------------------------  ----------------
        Cede & Co....................................................        654,247
        Other holders of Convertible Preferred Stock.................        363,876
                                                                           ---------
                  Total..............................................      1,018,123
                                                                           =========

TELECOM ONE SELLING HOLDERS

     The Telecom One Common Stock was issued and sold to William G. Rodi, Gordon Hutchins, Jr. and William F. Linsmeier (collectively, the "Telecom One Selling Holders") by the Company on July 10, 1997 in connection with the acquisition by the Company of all of the outstanding capital stock of Telecom One from the Telecom One Selling Holders (the "Telecom One Acquisition"). Following the Telecom One Acquisition, Telecom One became a wholly owned indirect subsidiary of the Company. For the past three years, Mr. Rodi has served as an officer and one of two directors of Telecom One. Concurrently with the Telecom One Acquisition, Mr. Rodi signed an employment agreement with Telecom One under which he serves as its President and Chief Executive Officer. Mr. Hutchins has also served as an officer and one of two directors of

Telecom One. Concurrently, with the Telecom One Acquisition, Mr. Hutchins signed a consulting agreement with Telecom One and now receives a consulting fee for his services. Mr. Linsmeier has served as an employee of Telecom One. Concurrently with the Telecom One Acquisition, Mr. Linsmeier signed an employment agreement with Telecom One under which he serves as its Vice President of Sales and Marketing.

     All of the shares of Telecom One Common Stock offered hereby are offered by the Telecom One Selling Holders. The following table sets forth, with respect to the Telecom One Selling Holders, the number of shares of Common Stock owned by each Telecom One Selling Holder prior to this offering, the number of shares of Common Stock offered for each Telecom One Selling Holder's account and the number of shares held by each Telecom One Selling Holder after the anticipated completion of this offering. None of the Telecom One Selling Holders owned prior to this offering, and none will own after this offering, more than one percent (1%) of the Company's outstanding Common Stock (based on the number of shares outstanding on the date of this Prospectus). In addition, at the end of 1999, the Company will be required to pay the Telecom One Selling Holders additional shares of Common Stock, depending on the future revenues of Telecom One and the balance sheet of Telecom One at the end of 1999. Although the Company cannot presently determine the number of shares of Common Stock to be paid to the Telecom One Selling Holders, the Company believes it is unlikely to exceed 200,000 shares. In addition, the Telecom One Selling Holders have been granted registration rights with respect to the shares of Common Stock to be issued by the Company in 1999 for such acquisition. See "Description of Capital
Stock -- Registration Rights."

                                               SHARES OF                               SHARES OF
                                              COMMON STOCK         SHARES OF            COMMON
                                              OWNED PRIOR           COMMON            STOCK OWNED
                                                   TO            STOCK OFFERED           AFTER
                                                  THIS              IN THIS          COMPLETION OF
      NAME OF TELECOM ONE SELLING HOLDERS       OFFERING           OFFERING          THIS OFFERING
    ----------------------------------------  ------------       -------------       -------------
    William G. Rodi.........................     45,085              45,085                0
    Gordon Hutchins, Jr.....................     45,085              45,085                0
    William F. Linsmeier....................      7,311               7,311                0
                                                                                           -
                                                 ------              ------
              Totals........................     97,481              97,481                0
                                                 ======              ======                =

                              PLAN OF DISTRIBUTION

     The Securities may be sold from time to time to purchasers directly by the Selling Holders (or such Selling Holders' donees or pledgees). Alternatively, the Selling Holders may from time to time offer the Securities to or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker, dealers or agents that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name of any underwriters, brokers, dealers or agents, any discounts, commissions and other terms constituting compensa-tion from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker or dealers. The Company will receive no proceeds from this offering.

     To comply with the securities laws of certain jurisdictions, if applicable, the Securities may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders. The foregoing may affect the marketability of such Securities.

     Pursuant to the applicable registration rights agreement, all expenses of the registration of the Securities will be paid by the Company, including, without limitation, Commission filing fees an expenses of compliance with state securities or "blue sky" laws. However, the Selling Holders will pay all underwriting discounts and selling commissions, if any.

     The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The following summary of certain provisions of the Common Stock and the Preferred Stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate, the Certificate of Designations and Bylaws of the Company, as amended, and the provisions of applicable law. See "Description of Convertible Preferred Stock."

COMMON STOCK

     As of July 1, 1997, there were 30,799,560 outstanding shares of Common Stock held by 88 holders of record. Each holder of Common Stock or Series 3 Preferred Stock (described below) is entitled to one vote per share on all matters to be voted on by the stockholders, voting together as a single class. Subject to the rights of the holders of the Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets, if any, remaining, after payment of liabilities, subject to the prior liquidation rights of holders of the Preferred Stock described below. The Common Stock has no preemptive or other similar rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will be, when issued and delivered, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company has designated 1,400,000 shares of Preferred Stock as Convertible Preferred Stock, 2,000 shares of Preferred Stock as Series 1 Preferred Stock and 12,550 shares of Preferred Stock as Series 3 Preferred Stock. As of July 1, 1997, there were 1,018,123 shares of Convertible Preferred Stock issued and outstanding, all of the 12,550 shares of Series 3 Preferred Stock are issued and outstanding, all of the previously outstanding shares of Series 1 Preferred Stock have been redeemed, and no other shares of Preferred Stock are outstanding. As of July 1, 1997, the Convertible Preferred Stock was held by 16 holders of record. The shares of Series 3 Preferred Stock were purchased upon the formation of the Company at a purchase price of $1.00 per share. See "Description of Convertible Preferred Stock." The Company expects to designate at least 200,000 shares of Preferred Stock as Exchangeable Preferred Stock.

     The holders of Series 3 Preferred Stock, subject to the terms of the Restated Certificate, are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. In addition, the holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to the limitations of the Restated Certificate and in the Indenture, in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. Cumulative dividends, including accrued but unpaid interest, with respect to the Series 3 Preferred Stock, as of June 30, 1997, were approximately $7.5 million. Although dividends on the Convertible Preferred Stock may be made, at the option of the Company, in cash or with additional shares of Convertible Preferred Stock, the Series 3 Preferred Stock requires that all accrued and unpaid dividends thereon (approximately $7.5 million at June 30, 1997) be paid in cash before the Company can pay any cash dividends in respect of the Convertible Preferred Stock. The holders of the Series 3 Preferred Stock, voting as a separate class, have the right to elect one member of the Board of Directors. As of July 1, 1997, the Series 3 Preferred Stock was held by 87 holders of record.

     The Board of Directors of the Company has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, voting rights and the number of shares consisting of any series or the designation of such series without further vote or action by the stockholders. The issuance of Preferred Stock (or the ability of the Board of Directors to issue Preferred Stock) may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock. The Company has no present intention to issue additional shares of Preferred Stock (other than shares in lieu of cash in respect of dividends on the Convertible Preferred Stock).

REGISTRATION RIGHTS

     In June 1996, The Company granted certain registration rights to GEPT, GHI and Richard D. Irwin, Ralph J. Swett, John J. Willingham, Carl W. McKinzie and Phillip L. Williams, in consideration of the GEPT Private Placement and the lock-up arrangements each of the parties entered into in connection with the IPO. Such registration rights cover all the shares of Common Stock of the Company held by such persons (a total of approximately 19.5 million shares) which demand registration rights became exercisable on May 15, 1997. Subject to certain exceptions, whenever The Company registers any of its Common Stock under the Securities Act during the period the agreement is effective, whether or not for sale for its own account, the holders of such registration rights are entitled to written notice of the registration and are entitled to include (at the Company's expense) such Common Stock in such registration. GEPT also has the right, subject to certain limitations, to require the Company to use its best efforts to file registration statements under the Securities Act covering Common Stock held by GEPT. All fees, costs and expenses of such registrations (other than underwriting discounts and commissions) will be borne by the Company.

     In connection with the Telecom One Acquisition (as defined below), the Company entered into a registration rights agreement with the Telecom One Selling Holders (the "Telecom One Registration Rights Agreement"), pursuant to which the Company would, at its cost, (a) on or before 30 days following July 10, 1997 (the "Initial Filing Date"), file a shelf registration statement, (b) use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or about 45 days following the Initial Filing Date, and (c) keep the shelf registration statement effective for the lesser of (i) a period of two years from the date on which the Shelf Registration becomes effective under the Securities Act, (ii) a period ending on the date upon which all Common Stock covered by the shelf registration statement has been sold, and (iii) until such time as the Telecom One Common Stock is eligible to be sold under Rule 144 under the Securities Act. The Registration Statement to which this Prospectus forms a part has been filed by the Company pursuant to its obligations under the Telecom One Registration Rights Agreement. A copy of the Telecom One Registration Right Agreement is available upon request to the Company. In addition, the Telecom One Selling Holders have been granted registration rights with respect to the shares of Common Stock to be issued by the Company in 1999 for such acquisition. See "Description of Capital Stock -- Registration Rights." Although the Company cannot presently determine the number of shares to be paid to the Telecom One Selling Holders in 1999, the Company believes it is unlikely to exceed 200,000 shares.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BYLAWS AND THE INDENTURE

     The Bylaws of the Company provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's outstanding capital stock entitled to vote. In addition, in the event of a Change in Control (as such term is defined in the Indenture) (i) holders of the Senior Notes will have the right to require the Company to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (as such term is defined in the Indenture), if any, to the date of purchase, and (ii) subject to applicable provisions of state law, the restrictions of the Indenture and the Series 3 Preferred Stock, the Company will be obligated to repurchase all or any part of the outstanding Convertible Preferred Stock or to adjust the Conversion Price. These provisions, as well as the authorized and unissued preferred stock described above, could discourage potential acquisition proposals and could delay or prevent a change in control or management of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in certain "business combinations" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless the transaction is approved in a prescribed manner. The business combinations to which Section 203 applies include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. In general, Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the outstanding voting stock of the corporation.

LISTING

     The Common Stock is listed on the NNM under the symbol "IIXC."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is U. S. Stock Transfer Corporation.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

     The following description of the Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Restated Certificate and Bylaws of the Company and the Certificate of Designation creating the Convertible Preferred Stock. General terms of information with respect to the Company's preferred stock are set forth below under "Description of Capital Stock."

GENERAL

     The holders of the Convertible Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Company of any class. The Convertible Preferred Stock currently trades in the PORTAL Market.

RANKING

     The Convertible Preferred Stock ranks senior to the Common Stock and will rank on a parity to the Exchangeable Preferred Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. The Convertible Preferred Stock ranks junior to the Series 3 Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

     The holders of Series 3 Preferred Stock, subject to the terms of the Restated Certificate, are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends, and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. In addition, the holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to the limitations of the Restated Certificate and in the Indenture, in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. Cumulative dividends, including accrued but unpaid interest, with respect to the Series 3 Preferred Stock, as of June 30, 1997, were approximately $7.5 million. Although dividends on the Convertible Preferred Stock may be made, at the option of the Company, in cash or with additional shares of Convertible Preferred Stock, the Series 3 Preferred Stock requires that all accrued and unpaid dividends thereon (approximately $7.5 million at June 30, 1997) be paid in cash before the Company can pay any cash dividends in respect of the Convertible Preferred Stock.

     While any shares of Convertible Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Convertible Preferred Stock. However, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock on a parity with the Convertible Preferred Stock (such as the Exchangeable Preferred Stock) with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Stock") without the consent of any holder of Convertible Preferred Stock. See "-- Voting Rights" below.

DIVIDENDS

     Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds of the Company legally available for payment, cumulative dividends at the rate per annum of 7 1/4% per share on the liquidation preference thereof of $100.00 per share of Convertible Preferred Stock (equivalent to $7.25 per annum per share). Dividends on the Convertible Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997, with respect to the period from the issue date to June 30, 1997 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on each March 15, June 15, September 15 and December 15, as the case may be, next preceding such quarterly dividend payment date. Any dividend on the Convertible Preferred Stock payable prior to or on March 31, 1999 shall be, at the option of the Company, payable (i) in cash or (ii) through the issuance of a number of additional shares (rounded to the nearest whole share) of Convertible Preferred Stock (the "Additional Shares") equal to the dividend amount divided by the liquidation preference of such Additional Shares. In addition, with respect to dividends payable after March 31, 1999, to the extent, and for so long as, the Company is prohibited by the terms of any of its indebtedness then outstanding or by the terms of the Series 3 Preferred Stock or any agreement or instrument to which the Company is then subject, to pay cash dividends on the Convertible Preferred Stock, such dividends will accrue at the rate per annum of 8 3/4% and will be payable through the issuance of a number of Additional Shares equal to the dividend amount divided by the liquidation preference of such Additional Shares. Dividends will accrue from the date of the original issuance of the Convertible Preferred Stock. Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Convertible Preferred Stock will not bear interest. Dividends payable on the Convertible Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Convertible Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

     Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Convertible Preferred Stock for all prior dividend periods. If accrued dividends on the Convertible Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Convertible Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Convertible Preferred Stock and such Parity Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Convertible Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Convertible Preferred Stock and any Parity Stock.

     As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock,
(ii) the term "Junior Stock" means the Common Stock and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Convertible Preferred Stock.

OPTIONAL REDEMPTION

     Shares of Convertible Preferred Stock will not be redeemable prior to April 3, 2000. On and after April 3, 2000, the shares of Convertible Preferred Stock will be redeemable at the option of the Company, in whole or in part, on not less than 15 nor more than 60 days' notice. Notwithstanding the foregoing, prior to April 1, 2002, the Company shall only have the option to redeem shares of Convertible Preferred Stock if, during the period of 30 consecutive Trading Days (as defined below) ending on the Trading Day immediately preceding the date that the notice of redemption is mailed to holders, the Closing Bid Price (as defined below) for the Common Stock exceeded 150% of the Conversion Price effective on the date of such notice for at least 20 of such Trading Days. The notice of any call for redemption shall specify the redemption date thereof (each, a "Redemption Date"). The Call Price per share of Convertible Preferred Stock shall be as follows if the Redemption Date of the call for redemption occurs during the 12-month period beginning April 1 (or, in the case of the year 2000, on April 3) of the years indicated, plus in each case accrued and unpaid dividends on such shares to and including the Redemption Date:

                                                                         CALL PRICE
                                       YEAR                              PER SHARE
            -----------------------------------------------------------  ----------
            2000.......................................................   $ 104.83
            2001.......................................................     104.03
            2002.......................................................     103.22
            2003.......................................................     102.42
            2004.......................................................     101.61
            2005.......................................................     100.81
            2006.......................................................     100.00

     On a Redemption Date, the Company must pay any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the Redemption Date. In the case of a Redemption Date falling after a dividend payment record date and prior to the related payment date, the holders of the Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any shares of Convertible Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

     The term "Closing Bid Price" means on any day the last reported bid price on such day, or in case no bid takes place on such day, the average of the reported closing bid and asked prices, in each case on the NNM or, if the Common Stock is not quoted on such system, on the principal national securities exchange on which such stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any independent registered broker-dealer firm, selected by the Company for that purpose.

     "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

     In the event that full cumulative dividends on the Convertible Stock and any Parity Stock have not been paid or declared and set apart for payment, the Convertible Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Convertible Preferred Stock.

     On and after any Redemption Date, provided that the Company has made available at the office of the Registrar and Transfer Agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Convertible Preferred Stock called for redemption (except that, in the case of a Redemption Date after a dividend payment record date and prior to the related dividend payment date, holders of Convertible Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Convertible Preferred Stock shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Redemption Date.

MANDATORY REDEMPTION

     Each share of Convertible Preferred Stock (if not earlier redeemed or converted) will be mandatorily redeemed by the Company on March 31, 2007 (the "Mandatory Redemption Date") at a redemption price of $100.00 per share of the Convertible Preferred Stock plus accrued and unpaid dividends (including dividends in arrears) to the Mandatory Redemption Date.

LIQUIDATION PREFERENCE

     The holders of shares of Convertible Preferred Stock will be entitled to receive out of the funds, if any, available therefor, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $100.00 per share of Convertible Preferred Stock plus an amount per share of Convertible Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

     Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Convertible Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Convertible Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Convertible Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation nor a sale of transfer of all or substantially all the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

VOTING RIGHTS

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Convertible Preferred Stock will have no voting rights.

     If and whenever six quarterly dividends (whether or not consecutive) payable on the Convertible Preferred Stock are in arrears, whether or not earned or declared, provided that at least 200,000 shares of Convertible Preferred Stock are at the time outstanding, the number of directors then constituting the Board of Directors of the Company will be increased by two and the holders of shares of Convertible Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on the Company's Board of Directors at an annual meeting of stockholders or a special meeting of the holders of the Convertible Preferred Stock and such other preferred stock properly called and at each subsequent annual meeting of stockholders until all such dividends and dividends for the current quarterly period on the Convertible Preferred Stock and such other preferred stock have been paid or declared and set aside for payment.

     The approval of two-thirds of the outstanding shares of Convertible Preferred Stock will be required in order to amend the terms of the Convertible Preferred Stock so as to affect materially and adversely the rights, preferences or voting powers of the holders of the Convertible Preferred Stock.

     Except as required by law, the holders of Convertible Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all the assets of the Company. See "-- Conversion Rights."

CONVERSION RIGHTS

     Shares of Convertible Preferred Stock are convertible, in whole or in part, at any time at the option of the holders thereof, into shares of Common Stock initially at $23.46 per share of Common Stock, subject to adjustment as described below ("Conversion Price"). The right to convert shares of Convertible Preferred Stock called for redemption will terminate at the close of business on the Redemption Date for such call. For information as to notices of redemption, see "-- Optional Redemption" above.

     Conversion of shares of Convertible Preferred Stock, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose. Currently, such office is ChaseMellon Shareholder Services, L.L.C. located at 2323 Bryan Street, Suite 2300, Dallas, Texas, 75201.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Convertible Preferred Stock shall have been surrendered and notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Company as aforesaid and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of shares of Convertible Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or the dividends on the shares of Common Stock issued upon such conversion.

     Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the conversion date.

     The Conversion Price will be subject to adjustment, under certain circumstances, upon the occurrence of certain events, including: (i) the payment of dividends (and other distributions) of Common Stock on any class of capital stock of the Company; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined) thereof; (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in clause (ii) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause (i) above); (v) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (A) other all-cash distributions made within the preceding 12 months and (B) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the current market price (as defined) of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (vi) the successful completion of a tender or exchange offer made by the Company or any Subsidiary for the Common Stock which involves an aggregate consideration that, together with (X) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months and (Y) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock made within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer. No adjustment of the Conversion Price will be required to be made until cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted.

     Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Change in Control occurs then, at the Company's election, the Conversion Price in effect will be adjusted immediately after such Change in Control as described below. In addition, in the event of a Common Stock Change in Control (as defined), each share of the Convertible Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Change in Control. For purposes of calculating any adjustment to be made pursuant to this paragraph in the event of a Change in Control, immediately after such Change in Control:

          (i) in the case of a Non-Stock Change in Control (as defined), the Conversion Price will thereupon become the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Change in Control, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined) or the then applicable Reference Market Price (as defined) by a fraction of which the numerator will be $100.00 and the denominator will be the then current Call Price per share; and

          (ii) in the case of a Common Stock Change in Control, the Conversion Price in effect immediately prior to such Common Stock Change in Control, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such Conversion Price by a fraction, of which the numerator will be the Purchaser Stock Price (as defined) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Change in Control in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Change in Control) and (B) all of the Common Stock will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price in effect immediately prior to such Common Stock Change in Control will thereupon be adjusted by multiplying such Conversion Price by a fraction, of which the numerator will be one (1) and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Change in Control.

     The foregoing conversion price adjustments in the event of a Non-Stock Change in Control will apply in situations whereby a Change in Control not involving a change in beneficial ownership of the Common Stock has occurred or whereby all or substantially all of the Common Stock is acquired in a transaction in which 50% or less of the value received by holders of Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the NNM. If the market price of the Common Stock immediately prior to a Non-Stock Change in Control is lower than the applicable Conversion Price then in effect, the Conversion Price will be adjusted as described in (i) above and the holders of the Convertible Preferred Stock will be entitled to receive the amount and kind of consideration that would have been received if the Convertible Preferred Stock had been converted into Common Stock prior to the Non-Stock Change in Control after giving effect to such adjustment.

     The foregoing Conversion Price adjustments in the event of a Common Stock Change in Control will apply in situations whereby more than 50% of the value received by holders of Common Stock consists of common stock of another company that has been admitted for listing on a national securities exchange or quoted on the NNM, in which case the Preferred Stock will become convertible into shares of common stock of the other company. If consideration for the Common Stock consists partly of common stock of another company and partly of other securities, cash or property, each share of Convertible Preferred Stock will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately before the Transaction (measured as described in the definition of Applicable Price below). If consideration for Common Stock is solely common stock of another company, each share of Convertible Preferred Stock will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately before such transaction.

     Depending upon whether the Change in Control is a Non-Stock Change in Control or Common Stock Change in Control, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Change in Control, the holder has the right to convert each share of the Convertible Preferred Stock into the kind and amount of the shares of stock and other securities or property or assets receivable by a holder of the number of shares of Common Stock issuable upon conversion of such share of the Convertible Preferred Stock immediately prior to such Non-Stock Change in Control, but after giving effect to the adjustment described above. However, in the event of a Common Stock Change in Control in which less than 100% of the value of the consideration received by a holder of Common Stock is common stock of the acquiror or other third party, a holder of a share of the Convertible Preferred Stock who converts a share following the Common Stock Change in Control will receive consideration in the form of such common stock only, whereas a holder who has converted his share prior to the Common Stock Change in Control will receive consideration in the form of common stock as well as any other securities or assets (which may include cash) receivable thereupon by a holder of the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred Stock immediately prior to such Common Stock Change in Control.

     The term "Applicable Price" means (i) in the event of a Non-Stock Change in Control in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Change in Control or any Common Stock Change in Control, the average of the Closing Bid Prices for the Common Stock during the ten Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Change in Control or Common Stock Change in Control or, if there is no such record date, the date upon which the holders of the

Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (i) through
(vi) of the sixth paragraph of this subsection.

     The term "Common Stock Change in Control" means any Change in Control in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days referred to in the preceding paragraph has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM; provided, however, that a Change in Control shall not be a Common Stock Change in Control unless either (i) the Company continues to exist after the occurrence of such Change in Control and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock, or (ii) not later than the occurrence of such Change in Control, the outstanding shares of Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Company, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Convertible Preferred Stock.

     The term "Non-Stock Change in Control" means any Change in Control other than a Common Stock Change in Control.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Change in Control, the product of (i) the number of shares of common stock received in such Common Stock Change of Control for each share of Common Stock, and (ii) the average of the per share Closing Prices for the common stock received in such Common Stock Change in Control for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (i) through (vi) of the sixth paragraph of this subsection; provided, however, that if no such Closing Prices exist, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Company.

     The term "Reference Market Price" shall initially mean $13.50 (which is an amount equal to 66 2/3% of the reported last sale price for the Common Stock on the NNM on March 25, 1997), and in the event of any adjustment to the conversion prices other than as a result of a Change in Control, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of $13.50 to the initial Conversion Price set forth on the cover page of this Prospectus.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, each share of Convertible Preferred Stock then outstanding would, without the consent of any holders of Convertible Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of Common Stock which would have been received by a holder immediately prior to such transaction if such holder had converted its share of Convertible Preferred Stock.

     If at any such time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions or evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the antidilution provisions described above, the Conversion Price of the Convertible Preferred Stock is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the Convertible Preferred Stock.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF CONVERTIBLE PREFERRED STOCK

     In the event a Change in Control occurs, the Company will be obligated, subject to applicable provisions of state law and the restrictions of the Indenture, either to offer (a "Repurchase Offer") to purchase all or any part of the shares of Convertible Preferred Stock on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change in Control, at a price (the "Repurchase Price") equal to $100.00 per share, together with accrued and unpaid dividends through the Repurchase Date or to adjust the Conversion Price as described above under "-- Conversion Rights." If a Repurchase Offer is made, the Company shall deposit, on or prior to the Repurchase Date, with a Paying Agent an amount of money sufficient to pay the aggregate Repurchase Price of the Convertible Preferred Stock which is to be paid on the Repurchase Date.

     On or before the 15th day after the Company knows or reasonably should know that a Change in Control has occurred, the Company will be required to mail to all holders of record of the Convertible Preferred Stock a notice of the occurrence of such Change in Control and whether or not the Indenture permits at such time a Repurchase Offer, and, as applicable, either the new Conversion Price (as adjusted at the option of the Company) or the date by which the Repurchase Offer must be accepted, the Repurchase Price for the Convertible Preferred Stock and the procedures which the holder must follow to accept the Repurchase Offer. To accept the Repurchase Offer, the Holder of a share of Convertible Preferred Stock will be required to deliver, on or before the 10th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the holder's acceptance, together with the certificates evidencing the shares of Convertible Preferred Stock with respect to which the offer is being accepted, duly endorsed for transfer.

     The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Commission under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     A "Change in Control" shall be deemed to have occurred at such time as (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and certain subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), (other than certain present officers, directors and stockholders of the Company and their affiliates), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Company or (iv) the first day on which a majority of the members of the board of directors are not Continuing Directors (as defined in the Certificate of Designations).

     The effect of these provisions obligating the Company to offer to purchase the shares of Convertible Preferred Stock or to adjust the Conversion Price upon the occurrence of a Change in Control may make it more difficult for any person or group to acquire control of the Company or to effect a business combination with the Company. The Company's ability to pay cash to holders of shares of Convertible Preferred Stock following the occurrence of a Change in Control may be limited by the Company's then existing financial resources and applicable provisions of state law or by provisions in the Indenture and other agreements governing indebtedness of the Company, and by the terms of the Series 3 Preferred Stock. The Company will, prior to electing to make a Repurchase Offer, make an offer to redeem all of the outstanding shares of the Series 3 Preferred Stock. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors -- Change in Control."

     In the event a Change in Control occurs and the Company makes a Repurchase Offer for shares of Convertible Preferred Stock, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than SEC filing requirements if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Certificate of Designation provides that the Company, without the consent of the holders of any of the outstanding Convertible Preferred Stock, may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or may permit any Person to consolidate with or merge into, or transfer or lease its properties substantially as an entirety to, the Company; provided, that (a) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (b) the shares of Convertible Preferred Stock shall become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, the Convertible Preferred Stock had immediately prior to such transaction; and (c) certain other conditions are met.

     Under any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Convertible Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preferred Stock.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

     The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Convertible Preferred Stock in ChaseMellon Shareholder Services, L.L.C.

REGISTRATION RIGHTS

     In connection with the Original Offering, the Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), for the benefit of the holders (the "Registration Rights Holders") of the Convertible Preferred Stock and of the Common Stock issuable upon conversion thereof pursuant to which the Company would, at its cost, (a) as promptly as practicable, file a Registration Statement (a "Shelf Registration Statement") covering resales of the Convertible Preferred Stock (together with the Common Stock issuable upon conversion thereof) pursuant to Rule 415 under the Securities Act, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until such time as the Convertible Preferred Stock and the shares of Common Stock issuable upon conversion thereof are eligible to be sold under Rule 144(k) under the Securities Act or until all the Convertible Preferred Stock and the Common Stock issuable upon conversion thereof have been sold pursuant to such Shelf Registration Statement. The Registration Statement to which this Prospectus forms a part has been filed by the Company pursuant to its obligations under the Registration Rights Agreement.

     If the Shelf Registration Statement to which this Prospectus forms a part ceases to be effective or usable (subject to certain exceptions) in connection with resales of the Convertible Preferred Stock and the Common Stock issuable upon conversion thereof in accordance with and during the periods specified in the Registration Rights Agreement (each such event is referred to as a "Registration Default"), dividends will accrue on the Convertible Preferred Stock at the rate of 7 3/4% per annum, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. At all other times, dividends will accrue on the Convertible Preferred Stock at a rate of 7 1/4% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company or the Initial Purchasers.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of The Depository Trust Company ("DTC") that affect transfers of interest in the global certificate issued in connection with the Original Offering of the Convertible Preferred Stock. Except as described in the next paragraph, the Convertible Preferred Stock was originally issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One fully registered global Convertible Preferred Stock certificate (the "Global Certificate") was originally issued, representing, in the aggregate, Convertible Preferred Stock sold in reliance on Rule 144A, and was deposited with DTC.

     Convertible Preferred Stock initially sold to certain "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (4), (5), (6) or (7) under the Securities Act) or sold in offshore transactions pursuant to Regulation S under the Securities Act was issued in fully registered certificated form ("Certificated Securities"). Upon the sale of any Convertible Preferred Stock during the period of the effectiveness of the Registration Statement to which this Prospectus is a part, all requirements pertaining to legends on such Convertible Preferred Stock will cease to apply, the requirements requiring that any such Convertible Preferred Stock be issued in global form will cease to apply, and Certificated Securities without legends will be available to the transferee of the Convertible Preferred Selling Holder of such Convertible Preferred Stock upon the sale or exchange of such Convertible Preferred Selling Holder's Convertible Preferred Stock or directions to transfer such Convertible Preferred Selling Holder's interest in the Global Certificate, as applicable.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Convertible Preferred Stock within the DTC system must be made by or through Participants, which will receive a credit for the Convertible Preferred Stock on DTC's records. The ownership interest of each actual purchaser of Convertible Preferred Stock ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Convertible Preferred Stock. Transfers of ownership interests in the Convertible Preferred Stock are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Convertible Preferred Securities, except in the event that use of the book-entry system for the Convertible Preferred Stock is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Convertible Preferred Stock; DTC's records reflect only the identity of the Participants to whose accounts such Convertible Preferred Stock are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices in respect of the Convertible Preferred Stock held in book-entry form shall be sent to Cede & Co. If less than all of the Convertible Preferred Stock are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to the Convertible Preferred Stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Convertible Preferred Stock. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Convertible Preferred Stock are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Convertible Preferred Stock held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as provided herein or in the Certificate of Designation, a Beneficial Owner of an interest in global Convertible Preferred Stock will not be entitled to receive physical delivery of Convertible Preferred Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Convertible Preferred Stock.

     DTC may discontinue providing its services as securities depository with respect to the Convertible Preferred Stock at any time by giving notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Convertible Preferred Stock certificates are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Convertible Preferred Stock will be printed and delivered. In each of the above circumstances, the Company will appoint a Paying Agent with respect to the Convertible Preferred Stock.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Convertible Preferred Stock as represented by a Global Certificate.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Convertible Preferred Stock held at book-entry at DTC will be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be ChaseMellon Shareholder Services, L.L.C. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Company. In the event that ChaseMellon Shareholder Services, L.L.C. shall no longer be the Paying Agent, the Company shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

                                 LEGAL MATTERS

     The validity of the Securities is passed upon for the Company by Riordan & McKinzie, Costa Mesa, California. Carl W. McKinzie, a director and stockholder of the Company, is a stockholder of Riordan & McKinzie. The Company has granted an option covering shares of Common Stock to another stockholder of Riordan & McKinzie. Also, certain attorneys of Riordan & McKinzie beneficially own additional shares of the Company.

                                    EXPERTS

     The consolidated financial statements of IXC Communications, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in the Annual Report (Form 10-K) of IXC Communications, Inc. have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    GLOSSARY

     Access charges -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     Allnet -- Allnet Communication Services, Inc.

     ATM (asynchronous transfer mode) -- An information transfer standard that is one of a general class of technologies that relay traffic by way of an address contained within the first five bytes of a standard 53-byte-long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, video and data (multimedia).

     AT&T -- AT&T Corp.

     Bandwidth -- The range of frequencies that can be transmitted through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium.

     Carriers -- Companies that provide telecommunications transmission services.

     Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies (both fiber and microwave) employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission). Both the Company's microwave and fiber optic facilities transmit digital information.

     DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second and can transmit only one voice or data transmission at a time. DS-1 service has a bit rate of 1.544 megabits per second and can transmit 24 simultaneous voice or data transmissions. DS-3 service has a bit rate of 45 megabits per second and can transmit 672 simultaneous voice or data transmissions.

     DS-3 miles -- A measure of the total capacity and length of a transmission path, calculated as the capacity of the transmission path in DS-3s multiplied by the length of the path in miles.

     EBITDA -- Operating income (loss) plus depreciation and amortization. EBITDA is not a measurement determined in accordance with GAAP, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily comparable with similarly titled measures for other companies.

     Excel -- EXCEL Communications, Inc.

     Facilities-based carrier -- Carriers who own transmission facilities.

     FCC -- Federal Communications Commission.

     Frame Relay -- A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     Frontier -- Frontier Corporation.

     GAAP -- Generally Accepted Accounting Principles.

     GEPT -- Trustee of General Electric Pension Trust

     GHI -- Grumman Hill Investments, L.P.

     GTE -- GTE Corporation.

     Interexchange Carrier -- A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

     Inter-LATA -- InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls.

     Intra-LATA -- IntraLATA calls are those local calls that originate and terminate within the same LATA.

     Kilobit -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second."

     LATAs (local access and transport areas) -- The approximately 200 geographic areas that define the areas between which the RBOCs were prohibited from providing long distance services prior to the Telecommunications Act.

     LCI -- LCI International Management Services, Inc.

     LEC (local exchange carrier) -- A company providing local telephone services.

     Local loop -- A circuit within a LATA.

     MCI -- MCI Communications Corporation.

     Megabit -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

     MOUs -- Minutes of use of long distance service.

     Nonfacilities based carrier -- Carriers that do not own transmission facilities.

     NTFC -- NTFC Capital Corporation

     OC-3, OC-12 and OC-48 -- Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. An OC-3 is generally equivalent to three DS-3s and has a bit rate of 155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2,488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions.

     Qwest -- Qwest Communications Corporation.

     RBOCs (regional Bell operating companies) -- The seven local telephone companies (formerly part of AT&T) established by court decree in 1982.

     Route miles -- The measure of the length of a transmission path in miles.

     Sprint -- Sprint Corp.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     Switched services -- Telecommunications services such as residential long distance services that are processed through digital switches and delivered over long-haul circuits and other transmission facilities.

     Telecom One -- Telecom One, Inc.

     Vyvx -- Vyvx, Inc., a subsidiary of The Williams Companies, Inc.

     WorldCom -- WorldCom, Inc.

======================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE SUCH DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................     2

Documents Incorporated by Reference...     3

Risk Factors..........................     4

Ratio of Earnings To Fixed Charges and
  Preferred Stock Dividends...........    17

Use of Proceeds.......................    17

Selling Holders.......................    18

Plan of Distribution..................    19

Description of Capital Stock..........    20

Description of Convertible Preferred
  Stock...............................    22

Legal Matters.........................    34

Experts...............................    34

Glossary..............................   A-1

======================================================
======================================================

                            IXC COMMUNICATIONS, INC.

                              1,400,000 SHARES OF
                            7 1/4 JUNIOR CONVERTIBLE
                            PREFERRED STOCK DUE 2007
                            (LIQUIDATION PREFERENCE
                            $100 PER SHARE) AND THE
                            COMMON STOCK INTO WHICH
                             THE PREFERRED STOCK IS
                                  CONVERTIBLE
                                      AND
                                 97,481 SHARES
                               OF COMMON STOCK OF

                            IXC COMMUNICATIONS, INC.
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and selling commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission (the "Commission").

                                       ITEM                                      AMOUNT
    --------------------------------------------------------------------------  --------
    Commission registration fee...............................................  $ 55,121
    Printing and engraving expenses...........................................    75,000
    Legal fees and expenses...................................................    30,000
    Accounting fees and expenses..............................................    15,000
    Transfer agent and registrar fees.........................................     5,000
    Miscellaneous.............................................................     9,879
                                                                                --------
         Total................................................................  $190,000
                                                                                ========

All expenses will be borne by IXC Communications, Inc. ("IXC Communications").

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     IXC Communications, Inc. is a Delaware corporation. Article VII, Section 8 of IXC Communications' Bylaws provides that IXC Communications shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by

Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article Tenth of the Restated Certificate of Incorporation of IXC Communications currently provides that each director shall not be personally liable to IXC Communications or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to IXC Communications or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the DGCL; or
(iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

    EXHIBIT
    NUMBER                                     DESCRIPTION
    ------   --------------------------------------------------------------------------------
     4.1     Specimen certificate representing shares of Common Stock of IXC Communications,
             Inc. (incorporated by reference to Exhibit 4.1 of IXC Communications, Inc.
             Registration Statement on Form S-1 filed with the Commission on May 20, 1996, as amended (File No. 333-4061) (the "S-1")).
     4.2     Indenture dated as of October 5, 1995 by and among IXC Communications, Inc., on its behalf and as successor-in-interest to I-Link Holdings, Inc. and IXC Carrier
             Group, Inc., each of IXC Carrier, Inc., on its behalf and as successor-in-interest to I-Link, Inc., CTI Investments, Inc., Texas Microwave,
             Inc. and WTM Microwave, Inc., Atlantic States Microwave Transmission Company,
             Central States Microwave Transmission Company, Telcom Engineering, Inc., on its
             behalf and as successor-in-interest to SWTT Company and Microwave Network, Inc.,
             Tower Communication Systems Corp., West Texas Microwave Company, Western States
             Microwave Transmission Company, Rio Grande Transmission, Inc., IXC Long
             Distance, Inc., Link Net International, Inc. (collectively, the "Guarantors")
             and IBJ Schroder Bank & Trust Company, as Trustee, with respect to the 12 1/2%
             Series A and Series B Senior Notes due 2005 (incorporated by reference to
             Exhibit 4.1 of IXC Communications, Inc.'s and each of the Guarantor's
             Registration Statement on Form S-4 filed with the Commission on April 1, 1996, as amended (File No. 333-2936) (the "S-4")).
     4.3     Purchase Agreement dated October 5, 1995 by and among IXC Communications, Inc., and the Purchasers named therein (incorporated by reference to Exhibit 4.2 of the S-4).
     4.4     A/B Exchange Registration Rights Agreement dated as of October 5, 1995 by and among IXC Communications, Inc., the Guarantors and the Purchasers named therein
             (incorporated by reference to Exhibit 4.3 of the S-4).
     4.5     Escrow Account and Disbursement Agreement dated as of October 5, 1995 by and among IXC Communications, Inc., IBJ Schroder Bank & Trust Company, as Escrow
             Holder, and IBJ Schroder Bank & Trust Company, as Collateral Agent (incorporated by reference to Exhibit 4.4 of the S-4).
     4.6     Escrow Account Security Agreement dated as of October 5, 1995 by and between IXC
             Communications, Inc. and IBJ Schroder Bank & Trust Company (incorporated by reference to Exhibit 4.5 of the S-4).
     4.7     Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to
             Exhibit 4.6 of the S-4).

    EXHIBIT
    NUMBER                                     DESCRIPTION
    ------   --------------------------------------------------------------------------------
     4.8     Form of 12 1/2% Series B Senior Notes due 2005 and Subsidiary Guarantee
             (incorporated by reference to Exhibit 4.8 of the S-1).
     4.9     Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4, 1996 by and among IXC Communications, Inc., the Guarantors and the Trustee
             (incorporated by reference to Exhibit 4.11 of the S-1).
     4.10    Stock Exchange Agreement dated as of June 10, 1996 by and between IXC
             Communications, Inc., and Trustees of General Electric Pension Trust ("GEPT")
             (incorporated by reference to Exhibit 4.12 of the S-1).
     4.11    Registration Rights Agreement dated as of June 10, 1996 by and among IXC
             Communications, Inc., GEPT and certain stockholders of IXC Communications, Inc.
             (incorporated by reference to Exhibit 4.13 of the S-1).
     4.12    Purchase Agreement dated as of March 25, 1997 by and among IXC Communications,
             Inc., Credit Suisse First Boston Corporation ("CS First Boston") and Dillon Read
             & Co. Inc. ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC
             Communications, Inc. Quarterly Report on Form 10-Q for the quarter ended March
             31, 1997 (the "March 31, 1997 10-Q")).
     4.13    Registration Rights Agreement dated as of March 25, 1997 by and among IXC
             Communications, Inc., CS First Boston and Dillon Read (incorporated by reference to Exhibit 4.13 of the March 31, 1997 10-Q).
     4.14    Restated Certificate of Incorporation of IXC Communications, Inc., as amended
             (incorporated by reference to Exhibit 3.1 of IXC Communications, Inc. Quarterly
             Report on Form 10-Q for the quarter ended June 30, 1997, as amended (the "June
             30, 1997 10-Q")).
     4.15    Amendment to Registration Rights Agreement dated as of March 25, 1995 between
             IXC Communications, Inc. and GEPT (incorporated by reference to Exhibit 4.14 of the March 31, 1997 10-Q).
     4.16    Registration Rights Agreement dated as of July 8, 1997 between IXC
             Communications, Inc. and William G. Rodi, Gordon Hutchins, Jr. and William F.
             Linsmeier (incorporated by reference to Exhibit 4.15 of the June 30, 1997 10-Q).
     4.17    Registration Rights Agreement dated as of July 8, 1997 between IXC
             Communications, Inc. and William G. Rodi, Gordon Hutchins, Jr. and William F.
             Linsmeier (incorporated by reference to Exhibit 4.16 of the June 30, 1997 10-Q).
     5.1*    Opinion of Riordan & McKinzie, a Professional Law Corporation regarding the validity of the issuance of the securities registered hereunder.
    12.1+    Statement regarding computation of ratios.
    23.1*    Consent of Riordan & McKinzie (contained in Exhibit 5.1).
    23.2+    Consent of Ernst & Young LLP.
    24.1     Power of Attorney (contained on page II-5).

---------------

* To be filed by amendment.

+ Filed herewith.

     (b) Financial Statement Schedules

     All schedules are omitted since the required information is inapplicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements and Notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
        Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 11, 1997.

                                      IXC Communications, Inc.,
                                      a Delaware corporation

                                      By: /s/ JAMES F. GUTHRIE
                                         ---------------------------------------
                                         James F. Guthrie
                                         Executive Vice President and Chief
                                          Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this registration statement hereby constitutes and appoints Ralph J. Swett, President, Chairman of the Board and Chief Executive Officer of IXC Communications, Inc. and Jeffrey C. Smith, Vice President, General Counsel and Secretary of IXC Communications, Inc. and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this registration statement including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------
             /s/ RALPH J. SWETT                Chairman, President and Chief     August 11, 1997
---------------------------------------------    Executive Officer, and
               Ralph J. Swett                    Director
                                                 (Principal Executive Officer)

            /s/ JAMES F. GUTHRIE               Executive Vice President and      August 11, 1997
---------------------------------------------    Chief Financial Officer
              James F. Guthrie                   (Principal Financial and
                                                 Accounting Officer)

            /s/ RICHARD D. IRWIN               Director                          August 11, 1997
---------------------------------------------
              Richard D. Irwin

             /s/ WOLFE H. BRAGIN               Director                          August 11, 1997
---------------------------------------------
               Wolfe H. Bragin

            /s/ CARL W. MCKINZIE               Director                          August 11, 1997
---------------------------------------------
              Carl W. McKinzie

           /s/ PHILLIP L. WILLIAMS             Director                          August 11, 1997
---------------------------------------------
             Phillip L. Williams

               /s/ JOE C. CULP                 Director                          August 11, 1997
---------------------------------------------
                 Joe C. Culp

                                 EXHIBIT INDEX

EXHIBIT                                                                              SEQUENTIALLY
  NO.                                     DESCRIPTION                                 NO. PAGE
-------     -----------------------------------------------------------------------  -----------
 4.1        Specimen certificate representing shares of Common Stock of IXC
            Communications, Inc. (incorporated by reference to Exhibit 4.1 of IXC
            Communications, Inc. Registration Statement on Form S-1 filed with the
            Commission on May 20, 1996, as amended (File No. 333-4061) (the
            "S-1"))................................................................
 4.2        Indenture dated as of October 5, 1995 by and among IXC Communications,
            Inc., on its behalf and as successor-in-interest to I-Link Holdings,
            Inc. and IXC Carrier Group, Inc., each of IXC Carrier, Inc., on its behalf and as successor-in-interest to I-Link, Inc., CTI Investments,
            Inc., Texas Microwave, Inc. and WTM Microwave, Inc., Atlantic States
            Microwave Transmission Company, Central States Microwave Transmission
            Company, Telcom Engineering, Inc., on its behalf and as
            successor-in-interest to SWTT Company and Microwave Network, Inc.,
            Tower Communication Systems Corp., West Texas Microwave Company,
            Western States Microwave Transmission Company, Rio Grande Transmission,
            Inc., IXC Long Distance, Inc., Link Net International, Inc.
            (collectively, the "Guarantors") and IBJ Schroder Bank & Trust Company,
            as Trustee, with respect to the 12 1/2% Series A and Series B Senior
            Notes due 2005 (incorporated by reference to Exhibit 4.1 of IXC
            Communications, Inc.'s and each of the Guarantor's Registration
            Statement on Form S-4 filed with the Commission on April 1, 1996, as amended (File No. 333-2936) (the "S-4"))...............................
 4.3        Purchase Agreement dated October 5, 1995 by and among IXC
            Communications, Inc., and the Purchasers named therein (incorporated by reference to Exhibit 4.2 of the S-4)...................................
 4.4        A/B Exchange Registration Rights Agreement dated as of October 5, 1995 by and among IXC Communications, Inc., the Guarantors and the
            Purchasers named therein (incorporated by reference to Exhibit 4.3 of the S-4)...............................................................
 4.5        Escrow Account and Disbursement Agreement dated as of October 5, 1995 by and among IXC Communications, Inc., IBJ Schroder Bank & Trust
            Company, as Escrow Holder, and IBJ Schroder Bank & Trust Company, as
            Collateral Agent (incorporated by reference to Exhibit 4.4 of the
            S-4)...................................................................
 4.6        Escrow Account Security Agreement dated as of October 5, 1995 by and between IXC Communications, Inc. and IBJ Schroder Bank & Trust Company
            (incorporated by reference to Exhibit 4.5 of the S-4)..................
 4.7        Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the S-4)...................................
 4.8        Form of 12 1/2% Series B Senior Notes due 2005 and Subsidiary Guarantee
            (incorporated by reference to Exhibit 4.8 of the S-1)..................
 4.9        Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June
            4, 1996 by and among IXC Communications, Inc., the Guarantors and the
            Trustee (incorporated by reference to Exhibit 4.11 of the S-1).........
 4.10       Stock Exchange Agreement dated as of June 10, 1996 by and between IXC
            Communications, Inc., and Trustees of General Electric Pension Trust
            ("GEPT") (incorporated by reference to Exhibit 4.12 of the S-1)........
 4.11       Registration Rights Agreement dated as of June 10, 1996 by and among
            IXC Communications, Inc., GEPT and certain stockholders of IXC
            Communications, Inc. (incorporated by reference to Exhibit 4.13 of the
            S-1)...................................................................
 4.12       Purchase Agreement dated as of March 25, 1997 by and among IXC
            Communications, Inc., Credit Suisse First Boston Corporation ("CS First
            Boston") and Dillon Read & Co. Inc. ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC Communications, Inc. Quarterly Report
            on Form 10-Q for the quarter ended March 31, 1997 (the "March 31, 1997
            10-Q"))................................................................

EXHIBIT                                                                              SEQUENTIALLY
  NO.                                     DESCRIPTION                                 NO. PAGE
-------     -----------------------------------------------------------------------  -----------
 4.13       Registration Rights Agreement dated as of March 25, 1997 by and among
            IXC Communications, Inc., CS First Boston and Dillon Read (incorporated by reference to Exhibit 4.13 of the March 31, 1997 10-Q)...............
 4.14       Restated Certificate of Incorporation of IXC Communications, Inc., as
            amended (incorporated by reference to Exhibit 3.1 of IXC
            Communications, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended (the "June 30, 1997 10-Q"))............
 4.15       Amendment to Registration Rights Agreement dated as of March 25, 1995 between IXC Communications, Inc. and GEPT (incorporated by reference to
            Exhibit 4.14 of the March 31, 1997 10-Q)...............................
 4.16       Registration Rights Agreement dated as of July 8, 1997 between IXC
            Communications, Inc. and William G. Rodi, Gordon Hutchins, Jr. and
            William F. Linsmeier (incorporated by reference to Exhibit 4.15 of the
            June 30, 1997 10-Q)....................................................
 4.17       Registration Rights Agreement dated as of July 8, 1997 between IXC
            Communications, Inc. and William G. Rodi, Gordon Hutchins, Jr. and
            William F. Linsmeier (incorporated by reference to Exhibit 4.16 of the
            June 30, 1997 10-Q)....................................................
 5.1*       Opinion of Riordan & McKinzie, a Professional Law Corporation regarding the validity of the issuance of the securities registered hereunder....
12.1+       Statement regarding computation of ratios..............................
23.1*       Consent of Riordan & McKinzie (contained in Exhibit 5.1)...............
23.2+       Consent of Ernst & Young LLP...........................................
24.1        Power of Attorney (contained on page II-5).............................

---------------

* To be filed by amendment.

+ Filed herewith.